Exhibit 16.1

September 6, 2018

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE: First Capital Real Estate Trust Incorporated

File No.: 333-178651

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission September 6, 2018 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas